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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in Post-effective Amendment No. 1 to the Form S-1 Registration Statement on Form S-3 (Form S-3 No. 333-82217) and related Prospectus of FiNet.com, Inc. and subsidiaries for the registration of 76,107,995 shares of its common stock and to the incorporation by reference therein of our report dated February 22, 2000 (except Note 6, as to which the date is March 30, 2000), with respect to the consolidated financial statements of FiNet.com, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the eight months ended December 31, 1999, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

San Francisco, California
July 27, 2000